WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated February 12, 2009, and is entered into among Command Security Corporation, a New York corporation (“CSC”), Command Security Services, Inc., a New York corporation (“CSS”), Strategic Security Services, Inc., a California corporation (“SSS”), Rodgers Police Patrol, Inc., a California corporation (“RPP”; RPP, CSC, CSS and SSS, individually and collectively, jointly and severally, are referred to herein as “Borrower”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Borrower has asked Wells Fargo to provide it with a $20,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes (including the repayment of certain of Borrower’s existing indebtedness) and to facilitate the issuance of letters of credit. Wells Fargo is agreeable to meeting Borrower’s request, provided that Borrower agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.	AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1	Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)
Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Borrower under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $20,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Borrower may periodically borrow, prepay in whole or in part, and re-borrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo reasonably believes that the making of an Advance would result in an Event of Default.

(b)
Maturity and Termination Dates.  Lead Borrower may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) February 12, 2012 (the “Maturity Date”), (ii) the date Lead Borrower terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default (The earliest of these dates is the “Termination Date”).

(c)	Use of Line of Credit Proceeds. Borrower shall use the proceeds of each Advance and each Letter of Credit to refinance certain existing indebtedness and for ongoing working capital purposes.

(d)
Revolving Note.  Borrower’s obligation to repay Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended or replaced from time to time, the “Revolving Note”).

1.2	Borrowing Base; Mandatory Prepayment.

(a)	Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)             85% or such lesser percentage of Eligible Billed Accounts as Wells Fargo in its reasonable commercial judgment may deem appropriate, including, without limitation, in the event Dilution on the date of determination is in excess of four percent (4.0%), plus

(ii)            75% or such lesser percentage of Eligible Unbilled Accounts as Wells Fargo in its reasonable commercial judgment may deem appropriate, including, without limitation, in the event Dilution on the date of determination is in excess of four percent (4.0%),  less

(iii)           the Borrowing Base Reserve, less

(iv)          the outstanding amount of any Indebtedness of Borrower that is not otherwise described in this Section 1 and that is then due and owing to Wells Fargo, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Borrower by Wells Fargo, and any Indebtedness owed by Borrower to Wells Fargo Merchant Services, L.L.C., but excluding Indebtedness incurred by Borrower under any credit card arrangements between Borrower and Wells Fargo or any Affiliates.

Notwithstanding the foregoing, at no time shall (A) the outstanding balances of all Eligible Foreign Accounts included in the Borrowing Base exceed $3,500,000, or (B) the outstanding Advances supported by Eligible Foreign Accounts exceed $2,975,000.

(b)
Mandatory Prepayment; Overadvances.  If unreimbursed Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Borrower shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Borrower shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Borrower an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3	Procedures for Line of Credit Advances.

(a)
Advances to Operating Account.  Advances shall be credited to Lead Borrower’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.

(i)           Advances upon Borrower’s Request.  Advances may be funded upon Lead Borrower’s request.  No request will be deemed received until Wells Fargo acknowledges receipt, and Lead Borrower, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Borrower shall repay all Advances to Borrower, even if the Person requesting the Advance on behalf of Borrower lacked authorization.

(A)           Base Rate Advances.  If Borrower wants a Base Rate Advance, Lead Borrower shall make the request no later than 11:59 a.m. Eastern Time on the Business Day on which it wants the Base Rate Advance to be funded, which request shall specify the principal Advance amount being requested.

(B)           LIBOR Advances.  If Borrower wants a LIBOR Advance, Lead Borrower shall make the request no later than 11:59 a.m. Eastern Time on the Business Day on which Borrower wants the LIBOR Advance to be funded, which request shall specify both the principal Advance amount and Interest Period being requested.  No more than 3 separate LIBOR Advance Interest Periods may be outstanding at any time.  Each LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.  LIBOR Advances are not available for Advances made through the Loan Manager Service, and shall not be available during Default Periods.

(b)
Advances to Pay Costs and Expenses or Indebtedness Due.  Wells Fargo may initiate a Base Rate Advance on the Line of Credit and apply the proceeds of such Base Rate Advance (i) to reimburse Wells Fargo for any costs or expenses incurred by Wells Fargo pursuant to Section 5.27 or Section 7.7 or (ii) to repay any Indebtedness then due and payable to Wells Fargo under the Loan Documents or (iii) to reimburse Wells Fargo for any indemnity amounts paid by Wells Fargo under the CIT Payoff Letter.

1.3A	LIBOR Advances.

(a)
Funding Advances as LIBOR Advances for Fixed Interest Periods.    Borrower may obtain an Advance as a LIBOR Advance for three or six periods (each period an “Interest Period”, as more fully defined in Exhibit A).

(b)
Procedure for Converting Base Rate Advances to LIBOR Advances.  Lead Borrower may request that all or any part of an outstanding Base Rate Advance be converted to a LIBOR Advance, provided that no Default Period is in effect, and that Wells Fargo receives the request no later than 11:59 a.m. Eastern Time on the Business Day on which Borrower wishes the conversion to become effective.  Each request shall (i) specify the principal amount of the Base Rate Advance to be converted, (ii) the Business Day of conversion, and (iii) the Interest Period desired. The request shall be confirmed in an Authenticated Record if requested by Wells Fargo.   Each conversion to a LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.

(c)
Expiring LIBOR Advance Interest Periods.  Unless Lead Borrower requests a new LIBOR Advance, or prepays an outstanding LIBOR Advance at the expiration of an Interest Period, Wells Fargo shall convert each LIBOR Advance to a Base Rate Advance on the last day of the expiring Interest Period.  If no Default Period is in effect, Lead Borrower may request that all or part of any expiring LIBOR Advance be renewed as a new LIBOR Advance, provided that Wells Fargo receives the request no later than 11:59 a.m. Eastern Time on the Business Day immediately preceding the Business Day that constitutes the first day of the new Interest Period.  Each request shall specify the principal amount of the expiring LIBOR Advance to be continued and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo.  Each renewal of a LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.

(d)
Quotation of LIBOR Advance Interest Rates.  Wells Fargo shall, with respect to any request for a new or renewal LIBOR Advance, or the conversion of a Base Rate Advance to a LIBOR Advance, provide Lead Borrower with a LIBOR quote for each Interest Period identified by Lead Borrower on the Business Day on which the request was made, if the request is received by Wells Fargo no later than 11:59 a.m. Eastern Time of the Business Day on which Lead Borrower has requested that the LIBOR Advance be made effective. If Lead Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request for a LIBOR quote shall be subject to redetermination by Wells Fargo.

(e)
Taxes and Regulatory Costs.  Borrower shall also pay Wells Fargo with respect to any LIBOR Advance all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR.  In determining which of these amounts are attributable to an existing LIBOR Advance, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

1.4	Collection of Accounts and Application to Revolving Note.

(a)
The Collection Account.  Borrower has granted a security interest to Wells Fargo in the Collateral, including all of Borrower’s Accounts. Except as otherwise agreed by Borrower and Wells Fargo in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection (including, for a period of ninety (90) days after the closing, funds received in the CIT Collection Account) shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b)
Payment of Accounts by Borrower’s Account Debtors.  Borrower shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Borrower receives a payment or the Proceeds of Collateral directly, Borrower will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)
Application of Payments to Revolving Note.  Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Borrower by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.  Provided that no Default Period exists, Wells Fargo shall apply such payments to the Base Rate Advances with any excess being applied as directed by Lead Borrower.  During a Default Period, such payments shall be applied as determined by Wells Fargo in its sole discretion.

1.5	Interest and Interest Related Matters.

(a)
Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

Base Rate

Advances = the Base Rate plus the Prime Rate Applicable Margin, which interest rate shall change whenever the Base Rate changes

LIBOR Advance Rate for Three or Six Month Interest Periods

Advances = LIBOR plus the LIBOR Advance Rate Applicable Margin (the “LIBOR Advance Rate”)

Multiple Advances under the Line of Credit may simultaneously accrue interest at both the Base Rate and at the LIBOR Advance Rate, subject to the limitations of Section 1.3(a)(i).

The Prime Rate Applicable Margin and the LIBOR Advance Rate Applicable Margin each shall be reduced by one-quarter of one percent (0.25%) effective on April 1, 2009 (the “Interest Rate Reduction Effective Date”).  If (i) Borrower’s audited consolidated annual financial statements for Borrower’s 2009 fiscal year in accordance with Section 5.1(a) hereof indicate that Borrower failed to achieve consolidated Net Income in Borrower’s 2009 fiscal year of at least 75% of the Net Income for Borrower’s 2009 fiscal year projected in the financial projections delivered to Wells Fargo pursuant to Section G(3) of Exhibit C hereto prior to the funding of the initial Advance, (ii) Borrower fails to timely deliver Borrower’s audited consolidated annual financial statements for Borrower’s 2009 fiscal year in accordance with Section 5.1(a) hereof or (iii) Wells Fargo determines that Borrower’s audited consolidated annual financial statements for Borrower’s 2009 fiscal year have materially misstated Borrower’s financial condition, then Wells Fargo may retroactively increase the Prime Rate Applicable Margin and the LIBOR Advance Rate Applicable Margin by one-quarter of one percent (0.25%) effective from the Interest Rate Reduction Effective Date and charge Borrower such additional interest.

(b)	[Reserved].

(c)
Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date confirmed by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.00%) above the contractual rate set forth in Section 1.5(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)
Interest Accrual on Payments Applied to Revolving Note.  Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.4(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)
Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law and Borrower is and shall be liable only for the payment of such highest rate as allowed by law.Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.6	Fees.

(a)	Closing Fee. Borrower shall pay Wells Fargo a one-time closing fee of $100,000, which shall be fully earned and payable upon the execution of this Agreement.

(b)
Unused Line Fee.  Borrower shall pay Wells Fargo an annual unused line fee of fifteen one-hundredths of one percent (0.15%) of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable quarterly in arrears on the first day of each fiscal quarter and on the Termination Date.

(c)
Collateral Exam Fees.  Borrower shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections (“Field Exams”) conducted by or on behalf of Wells Fargo (including Field Exams conducted prior to the initial Advance hereunder), at the current rates established from time to time by Wells Fargo for its customers generally as its collateral exam fees (which fees are currently $1,000.00 per each 8 hour day per collateral examiner (whether the Field Exam shall have been conducted by a Wells Fargo employee or a third party contractor), together with all actual out-of-pocket costs and expenses (which may include the expenses, but no fees of any third party contractor other than the foregoing $1,000.00 daily fee) incurred in conducting any Field Exam; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Wells Fargo for more than four (4) Field Exams during any calendar year; and provided further that in the event that during the period commencing on the date of this Agreement and ending on the first anniversary thereof (i) no Event of Default has occurred and (ii) each of the collateral exams received by Wells Fargo during such period has been in all material respects in form and substance reasonably satisfactory to Wells Fargo, then from and after the first anniversary date of this Agreement,  provided no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Wells Fargo for more than three (3) Field Exams during any calendar year.

(d)           [Reserved].

(e)
Collateral Monitoring Service Fees.  Borrower shall pay Wells Fargo fees in connection with any service conducted by or on behalf of Wells Fargo for purposes of identifying ineligible Collateral, calculating the Borrowing Base, and performing related collateral monitoring services at the rates established from time to time by Wells Fargo for its customers generally (which fees currently include a one-time initial set-up fee of $800 for each receivable aging that is being monitored (which fee shall also be payable in the event Borrower changes the format of its aging reporting), and a monthly fee of $125 for each such aging), which fees shall be due and payable monthly in arrears on the first day of the month and on the Termination Date.

(f)
Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Lead Borrower terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Borrower and Wells Fargo agree to reduce the Maximum Line Amount, then Borrower shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) three percent (3.00%) if the termination or reduction occurs on or before the first anniversary of the date of this Agreement; (B) one percent (1.00%) if the termination or reduction occurs after the first anniversary of the date of this Agreement, but on or before the second anniversary of the date of this Agreement; and (C) one-half of one percent  (0.50%) if the termination or reduction occurs after the second anniversary of the date of this Agreement.  Notwithstanding the foregoing, if Borrower refinances the Line of Credit with financing provided by Wells Fargo or its Affiliates after the date which 18 months from the date of this Agreement, Borrower’s obligation to pay the fee required hereby shall be waived.

(g)
Overadvance Fees.  Borrower shall pay a $500 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default; and provided further that Borrower shall not be obligated to pay such Overadvance fee if the Indebtedness is accruing interest at the Default Rate due to the occurrence of an Event of Default arising under Section 6.1(c) and no other Event of Default then exists and is continuing.  Borrower shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h)
Treasury Management Fees.  Borrower will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i)
Letter of Credit Fees.  Borrower shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of one and three-quarters percent (1.75%) of the Aggregate Face Amount of such Letter of Credit accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to four and three-quarters percent (4.75%) of the Aggregate Face Amount, commencing on the first day of the fiscal month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(j)
Letter of Credit Administrative Fees.  Borrower shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the then current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(k)
ACH Fees.  Borrower agrees to pay to the Lender all fees charged to Wells Fargo by ACH in connection with the transfer of funds in the Collateral Account and/or the Lockbox at the rates charged to its customers generally.  Such fees are currently in the amount of Twenty ($20.00) Dollars for each ACH initiated by or for the account of Borrower to a third party.  There shall be no such ACH fee on internal transfers within Wells Fargo.

(l)
Wire Transfer Fees.   Twenty ($20.00) Dollars for each wire transfer initiated by or for the account of Borrower to a third party.  Prior to the date on which the Collection Account and Borrower’s operating account have been established at Wells Fargo, Twenty ($20.00) Dollars for each wire transfer initiated by or for the account of Borrower within Wells Fargo.  After the date on which the Collection Account and Borrower’s operating account have been established at Wells Fargo, there shall be no such wire transfer fees on internal transfers within Wells Fargo.

(m)
ADP.    Borrower agrees to pay to the Lender all fees charged to Wells Fargo by ADP in connection with the transfer of funds in the Collateral Account and/or the Lockbox.  Such fees are currently in the amount of Two Hundred ($200.00) Dollars per month.

(n)
Other Fees and Charges.  Wells Fargo may impose additional fees and charges during a Default Period for waiving an Event of Default.  All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Lead Borrower on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Borrower’s request for an Advance following such notice shall constitute Borrower’s agreement to pay such fees and charges.

(o)
LIBOR Advance Breakage Fees.  Borrower may prepay any LIBOR Advance at any time in any amount, whether voluntarily or by acceleration; provided, however, that if the LIBOR Advance is prepaid, Borrower shall pay Wells Fargo upon demand a LIBOR Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i)
Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)
Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of the Revolving Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Borrower agrees to pay the above-described LIBOR Advance breakage fee and agrees that this amount represents a reasonable estimate of the LIBOR Advance breakage costs, expenses and/or liabilities of Wells Fargo.

1.7	Interest Accrual; Principal and Interest Payments; Computation.

(a)
Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note on Base Rate Advances shall be due and payable on the first day of each month (each an "Interest Payment Date") and on the Termination Date, and shall be paid in the manner provided in Section 1.4(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.  Interest accruing on any LIBOR Advance shall be due and payable on the last day of the applicable Interest Period and on the Termination Date; provided, however, for Interest Periods in excess of one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

(b)
Payment of Revolving Note Principal.  The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)
Payments Due on Non-Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)
Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)
Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Borrower.  Upon Wells Fargo’s request, Lead Borrower will admit and certify in a Record the exact principal balance of the Indebtedness that Borrower then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Lead Borrower notifies Wells Fargo in a detailed Record of Borrower’s intention to dispute the billing statement or accounting within 45 days of receipt.

1.8	Termination, Reduction or Non-Renewal of Line of Credit by Borrower; Notice.

(a)
Termination by Borrower.  Borrower may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if Lead Borrower (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 30 days prior to the proposed effective date of such termination or reduction, (ii) pays to Wells Fargo the termination or reduction fee set forth in Section 1.6(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.  Any reduction in the Maximum Line Amount shall be in multiples of $1,000,000.

(b)
Termination by Borrower without Advance Notice.  If Lead Borrower fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.8(a), Borrower may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it (i) pays the termination or reduction fee set forth in Section 1.6(f), and (ii) pays interest calculated at the Default Rate on the Revolving Note commencing on the 30th day prior to the proposed Termination Date or reduction date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Borrower’s intention to terminate or reduce the Line of Credit.

1.9	Letters of Credit

(a)
Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Borrower’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $3,000,000 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Advances plus the L/C Amount.

(b)
Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Borrower shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may reasonably request, which shall govern the issuance of the Letter of Credit and Borrower’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)
Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)
Obligation of Reimbursement During Default Periods.  If Borrower is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Borrower shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.10
Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount exceeds the Borrowing Base, then Borrower shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs payable pursuant to Sections 1.6(i) and 1.6(j) hereof or the other Loan Documents, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Borrower fails to pay these amounts promptly, then, notwithstanding that an Event of Default may then exist or may arise therefrom, Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  For as long as the L/C Amount continues to exceed the Borrowing Base after prepayment of the Revolving Note and/or after the termination of the Line of Credit, Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Borrower may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid, provided Wells Fargo shall promptly remit amounts on deposit in the Special Account at the direction of Borrower following the date on which the L/C Amount no longer exceeds the Borrowing Base, provided no Event of Default has occurred and is continuing and provided that the Line of Credit has not been terminated.

1.11	Designation of Lead Borrower as Borrower’s Agent.

(a)  Each Borrower hereby irrevocably designates and appoints Command Security Corporation as that Borrower’s agent (Command Security Corporation, in such capacity, is referred to herein as the “Lead Borrower”) to obtain Advances and Letters of Credit hereunder, the proceeds of which shall be available for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to Wells Fargo on account of Advances so made and Letters of Credit so issued hereunder as if made directly by Wells Fargo to that Borrower, notwithstanding the manner by which such Advance and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)  The Lead Borrower shall act as a conduit for each Borrower (including itself, as “Borrower”) on whose behalf the Lead Borrower has requested an Advance. The Lead Borrower shall cause the transfer of the proceeds of each Advance to the Person(s) constituting Borrower on whose behalf such Advance was obtained.  Wells Fargo shall have no obligation to see to the application of such proceeds.

(c)  If, for any reason, and at any time during the term of this Agreement, Borrower, including the Lead Borrower, as agent, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by Wells Fargo in Wells Fargo’s sole and absolute discretion), then Wells Fargo may make Advances directly to, and cause the issuance of Letters of Credit directly for the account of such of the Persons constituting Borrower as Wells Fargo determines to be expedient, which Advances may be made without regard to the procedures otherwise included herein.

(d)  Each Borrower shall remain liable to Wells Fargo for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each Borrower) notwithstanding any determination by Wells Fargo to cease making  Advances or causing Letters of Credit to be issued to or for the benefit of any Borrower.

(e)  The authority of the Lead Borrower to request Advances on behalf of, and to bind, Borrower, shall continue unless and until Wells Fargo acts as provided in subparagraph (c), above, or Wells Fargo actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of Borrower eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

2.	SECURITY INTEREST AND OCCUPANCY OF BORROWER’S PREMISES

2.1
Grant of Security Interest. Borrower hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Borrower shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2
Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Borrower shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request.  After Borrower or Wells Fargo gives such notice, and upon the occurrence and during the continuance of an Event of Default, (i) Wells Fargo may, but need not, in Wells Fargo’s or in Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor and (ii) Wells Fargo may, in Wells Fargo’s name or in Borrower’s name, as Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Borrower’s mail to any address designated by Wells Fargo, otherwise intercept Borrower’s mail, and receive, open and dispose of Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower’s account or forwarding such mail to Borrower’s last known address.

2.3
Assignment of Insurance.  As additional security for the Indebtedness, Borrower hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Borrower under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Borrower hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  During any Default Period, Wells Fargo may (but need not), in Wells Fargo’s or Borrower’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability or workers’ compensation insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Borrower.

2.4	Borrower’s Premises

(a)
Wells Fargo’s Right to Occupy Borrower’s Premises.  Borrower hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Borrower conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)
Wells Fargo’s Use of Borrower’s Premises.  During a Default Period, Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)
Borrower’s Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises during a Default Period, but if Wells Fargo elects to pay rent or other compensation, during a Default Period, to the owner of any Premises in order to have access to the Premises during a Default Period, then Borrower shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5
License.  Without limiting the generality of any other Security Document, Borrower hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower for its own manufacturing and subject to Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6	Financing Statements.

(a)
Authorization to File.  Borrower authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Borrower and are hereby re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Borrower’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)
Termination.  Wells Fargo shall, at Borrower’s expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities (in which event Wells Fargo shall release the lien upon receipt by Wells Fargo of an indemnity reasonably satisfactory to Wells Fargo and reasonable security from Borrower in respect thereof (provided no security shall be required with respect to threatened claims)), upon Wells Fargo’s receipt of the following, in form and content reasonably satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness under the Loan Documents, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Borrower has been terminated, (iii) a release of all claims against Wells Fargo by Borrower relating to Wells Fargo’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrower to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be required as a matter of law to be returned or otherwise not paid for any reason.

2.7	Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Borrower by Wells Fargo against any Indebtedness, whether or not due.

2.8
Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Borrower is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Borrower may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Borrower waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9
Notices Regarding Disposition of Collateral.  If notice to Borrower of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.	CONDITIONS PRECEDENT

3.1
Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form satisfactory to Wells Fargo.

3.2
Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct in all material respects on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in or constitute an Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Borrower makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Borrower that all representations and warranties described in Exhibit D are true, correct, and complete in all material respects as of the time of the request, unless they relate exclusively to an earlier date. Borrower shall be permitted to update the Pending Jurisdiction Schedule (solely to remove jurisdictions from such Schedule), Schedule (i) of the Employee Benefits Plan Schedule, the Labor Agreements Schedule and Schedule (iii) and Schedule (iv) (with respect to clauses B and C thereof) of the Environmental Matters Schedule, all as set forth on Exhibit D, the Intellectual Property Disclosures Schedule and the Chief Executive Office/Principal Place of Business Schedule, from time to time by promptly providing copies of such updated Schedules to Wells Fargo.

5.	COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Borrower shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Lead Borrower.

5.1
Reporting Requirements.  Lead Borrower shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content reasonably acceptable to Wells Fargo:

(a)
Annual Financial Statements.  As soon as available and in any event within 120 days after Borrower’s fiscal year end, Borrower’s audited consolidated financial statements prepared and certified without qualification by an independent certified public accountant acceptable to Wells Fargo, which shall include Borrower’s consolidated balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Borrower’s Subsidiaries (it being understood that any consolidating financial statements will not be certified by such accountants).  The annual financial statements shall be accompanied by a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Borrower’s chief financial officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by copies of all management letters prepared by Borrower’s accountants.

(b)
Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, a Borrower prepared balance sheet, and income statement prepared for that month and for the year–to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Borrower’s Subsidiaries in accordance with GAAP, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Borrower’s chief financial officer.

(c)
Collateral Reports.  No later than 10 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Borrower’s accounts receivable and accounts payable and a calculation of Borrower’s Accounts and Eligible Accounts as of the end of that month.  Accounts receivable agings shall be submitted by Borrower to Wells Fargo through Wells Fargo’s Commercial Electronic Office® (“CEO®”) and Borrower shall pay Wells Fargo all processing fees charged by Wells Fargo in connection with the processing of the accounts receivable agings reports through the CEO® portal at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(d)
Projections.  No later than 30 days prior to each fiscal year end, Borrower’s projected balance sheet and income statement and statement of cash flows for each month of the next fiscal year, certified as accurate by Borrower’s chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)
Supplemental Reports.  Weekly, or more frequently if Wells Fargo requests, Wells Fargo’s standard form of “daily collateral report”, together with receivables schedules, collection reports, scheduling activity reports, and, with respect to Eligible Accounts, daily, copies of the new invoices having the two highest balances (of the invoices, if any,  which have balances of $20,000 or greater) and related back-up information (provided the foregoing shall not restrict Wells Fargo’s general right to request, and Borrower’s obligation to deliver to Wells Fargo, copies of any invoice(s) with respect to Eligible Accounts), as reasonably requested by Wells Fargo.

(f)
Litigation.  No later than three Business Days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Borrower in excess of $150,000.

(g)
Intellectual Property.  (i) No later than 10 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Borrower’s intention to acquire such rights and promptly upon receipt, copies of all registrations and filings with respect to Borrower’s Intellectual Property Rights; (ii) except for transfers permitted under Section 5.18, no later than 10 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Borrower’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Borrower’s material Intellectual Property Rights by any Person, (B) claims that Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Borrower’s material Intellectual Property Rights.

(h)
Defaults.  No later than three Business Days after learning of the occurrence of any Event of Default or an event which, with the passage of time or notice or both, would constitute and Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Borrower to cure the Event of Default.

(i)	Disputes. Promptly upon discovery, a Record notifying Wells Fargo of any disputes or claims by Borrower’s customers exceeding $50,000 individually or $250,000 in the aggregate during any fiscal year.

(j)	Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Borrower’s Officers and Directors.

(k)
Commercial Tort Claims.  Other than those disclosed on Exhibit F, promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Borrower against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Borrower’s damages, copies of any complaint or demand letter submitted by Borrower, and such other information as Wells Fargo may reasonably request.

(l)	Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Borrower shall have sent to its Owners.

(m)
Violations of Law.  No later than three Business Days after discovery of any violation, a Record notifying Wells Fargo of Borrower’s violation of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect on Borrower.

(n)
Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Borrower’s chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Borrower proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Borrower fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Borrower’s chief financial officer notifying Wells Fargo of the failure in detail and the actions that Borrower will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Borrower receives written notice from any Multiemployer Plan Sponsor concerning any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Borrower’s chief financial officer notifying Wells Fargo of the details of the event and the actions that Borrower proposes to take in response.

(o)
Other Reports.  From time to time, with reasonable promptness, all customer lists, receivables schedules, collection reports, deposit records, invoices to account debtors and back-up relating thereto, and such other materials, reports, records or information as Wells Fargo may reasonably request, including copies of Borrower’s state and federal income tax returns and all schedules and other information relating thereto.

(p)
Late Charges. In the event that Borrower fails to provide Wells Fargo with any of the information required by this Section 5.1 in accordance with the provisions hereof, and without derogating Wells Fargo’s rights upon the occurrence of a Default or an Event of Default, Borrower shall pay to Wells Fargo a fee in the amount of $200.00  per day for each separate item that Borrower has failed to provide to Wells Fargo in accordance with the provisions of this Section 5.1; provided, however, that Borrower shall not be obligated to pay such late charges if the Indebtedness is accruing interest at the Default Rate due to the occurrence of an Event of Default arising under Section 6.1(b)(i) or Section 6.1(b)(ii) for failure to deliver the applicable reports and no other Event of Default then exists and is continuing.

5.2
Financial Covenants.  Borrower agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)
Minimum Debt Service Coverage Ratio.  Borrower shall maintain, as of each fiscal quarter end calculated for the twelve (12) month period ending on the last day of such fiscal quarter, a Debt Service Coverage Ratio of not less than 1.20 to 1.00.

(b)	Maximum Debt to Book Net Worth Ratio. Borrower shall maintain, as of each fiscal quarter end, a ratio of its Debt to Book Net Worth of not greater than 3.00 to 1.00.

(c)
Capital Expenditures.  Borrower shall not incur or contract to incur Capital Expenditures of more than $750,000 in the aggregate during any fiscal year (commencing with Borrower’s fiscal year commencing April 1, 2009), or more than $150,000 in any one transaction.

5.3	Other Liens and Permitted Liens.

(a)
Other Liens; Permitted Liens. Borrower shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”):  (i) statutory liens of landlords (provided that the landlords for Borrower’s Premises located at 3180 University Avenue, Suite 110, San Diego, California 92104 and 1133 Route 55, Suite D, Lagrangeville, New York 12540 shall have waived any such liens to the satisfaction of Wells Fargo) and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP; (ii) deposits made (and the liens thereon) in the ordinary course of business of Borrower (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (iii) in the case of real property, covenants, restrictions, rights, easements (including, without limitation, reciprocal easement agreements and utility agreements) and minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) which, in the aggregate, do not materially interfere with Borrower’s business or operations as presently conducted; (iv) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $250,000 (excluding judgments bonded or insured to the reasonable satisfaction of Wells Fargo); (v) tax liens in respect of taxes which are not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings, and which liens are not (a) filed on any public records, (b) senior to the liens of Wells Fargo or (c) for taxes due the United States of America or any state thereof having similar priority statutes; (vi) Liens in existence on the date of this Agreement that are described in Exhibit F; (vii) the Security Interest and Liens created by the Security Documents; and (viii) purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value, not exceeding $75,000 for any one purchase or $200,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition and provided that such Liens attach only to the assets acquired with the proceeds of such purchase money indebtedness.

(b)
Financing Statements.  Except with respect to Permitted Liens, Borrower shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Borrower’s assets, other than Wells Fargo.  Borrower shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4
Indebtedness.  Borrower shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Borrower’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Borrower described in Exhibit F; (c) deferred taxes and trade payables incurred in the ordinary course of business; and (d) intercompany loans among the Persons constituting “Borrower” hereunder; and (e) indebtedness secured by Permitted Liens relating to purchase money indebtedness described in Section 5.3(a)(viii).

5.5
Guaranties.  Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

5.6
Investments and Subsidiaries. Except as otherwise expressly permitted by Sections 5.4, 5.5, 5.18 and 5.19, Borrower shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Subsidiary, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Subsidiary, except:

(a)
Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)	Intercompany loans among the Persons constituting “Borrower” hereunder.

(c)	Travel advances or loans to Borrower’s Officers and employees not exceeding an aggregate of $50,000 during any fiscal year;

(d)	Prepaid rent not exceeding three (3) months or security deposits in the ordinary course of business; and

(e)	Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D.

5.7
Dividends and Distributions.  Borrower shall not declare or pay any dividends (other than dividends payable solely in stock of Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly, except that CSC may declare and pay dividends in the ordinary course of its business with respect to its Series A Convertible Preferred Stock, provided that (i) the aggregate amount of such dividends does not exceed in any fiscal quarter $41,000 and (ii) immediately before and after giving effect to the making of such dividend (A) no Event of Default shall have occurred and be continuing, and (B) Borrower shall have at least $500,000 in availability immediately before and after giving effect to the making of each such dividend.

5.8	Salaries. Borrower shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

5.9
Key Person.  Borrower shall retain at least two of the three Key Persons in their respective positions with Borrower unless a replacement reasonably satisfactory to Wells Fargo is made for each departing Key Person within 120 days after the departure from Borrower of the second departing Key Person.

5.10	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)
Books and Records; Inspection.  Borrower shall keep complete and accurate books and records with respect to the Collateral and Borrower’s business and financial condition and any other matters that Wells Fargo may reasonably request, in accordance with GAAP. Borrower shall permit any employee, attorney, accountant or other agent of Wells Fargo, upon reasonable notice, to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Borrower’s affairs with any of its Directors, Officers, employees, or agents.

(b)
Authorization to Borrower’s Agents to Make Disclosures to Wells Fargo.  Borrower authorizes all accountants and other Persons acting as its agent to disclose and deliver, if requested by Wells Fargo, to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Borrower’s reasonable expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower.

(c)
Collateral Exams and Inspections.  Borrower shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, upon reasonable notice, to examine and inspect any Collateral or any other property of Borrower at any time on Premises of Borrower during ordinary business hours subject to Section 1.6(c).

(d)
Collateral Appraisals.  Wells Fargo may also obtain, from time to time, an appraisal of Borrower’s Collateral by an appraiser acceptable to Wells Fargo in its sole discretion. Notwithstanding the foregoing, so long as no Default Period exists, Borrower shall only be obligated to reimburse Wells Fargo for the reasonable costs of one such appraisal during any one fiscal year.

5.11	Account Verification; Payment of Permitted Liens.

(a)
Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Borrower’s Accounts; (ii) require Borrower to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors and (iii) upon the occurrence and continuance of an Event of Default, bill or invoice any account debtor of Borrower’s unbilled Accounts.

(b)	Covenant to Pay Permitted Liens. Borrower shall pay in the ordinary course of business each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.12	Compliance with Laws.

(a)
General Compliance with Applicable Law; Use of Collateral.  Borrower shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance, the violation of which could reasonably be expected to have a Material Adverse Effect on the Collateral; provided that the Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in Wells Fargo’s reasonable opinion, materially and adversely affect Wells Fargo’s rights or priority in the Collateral.

(b)
Compliance with Federal Regulatory Laws.  Borrower shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not use the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) provide such information to Wells Fargo in regard to Borrower as Wells Fargo shall reasonably request from time to time in order for Wells Fargo to comply with all its obligations under applicable Bank Secrecy Act laws and regulations, as amended from time to time, the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c)
Compliance with Environmental Laws.  Borrower shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, the non-compliance with which could reasonably be expected to have a Material Adverse Effect on the operation and business of Borrower and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(d)
Borrower shall not be deemed to have breached any provision of this Section 5.12 or paragraph (p) of Exhibit D if (i) the failure to comply with the requirements of this Section 5.12 resulted from good faith error or innocent omission, (ii) the Borrower promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within thirty (30) days following the Borrower’s receipt of notice of such failure, or if such breach cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation (but not to exceed ninety (90) days) and in conformity with any applicable consent order, consensual agreement and applicable law.

5.13
Payment of Taxes and Other Claims.  Borrower shall pay or discharge, when due, (including after any extension period) and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Borrower, although Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14	Maintenance of Collateral and Properties.

(a)
Borrower shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted), although Borrower may discontinue the operation and maintenance of any properties if Borrower believes that such discontinuance is desirable to the conduct of its business.  Borrower shall take all commercially reasonable steps necessary to protect and maintain its material Intellectual Property Rights if failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower.

(b)
Borrower shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Borrower shall keep all Collateral free and clear of all Liens except Permitted Liens. Borrower shall take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights if failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower.

5.15
Insurance.  Borrower shall at all times maintain insurance with insurers reasonably acceptable to Wells Fargo, in such reasonable amounts and on such terms (including deductibles) as are at all times reasonably satisfactory to Wells Fargo including, as applicable and without limitation, hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles.  All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Wells Fargo as an additional insured and are subject to the rights of any holders of Permitted Liens holding claims senior to Wells Fargo.

5.16	Preservation of Existence. Borrower shall preserve and maintain its existence and all of its rights, privileges and franchises necessary in the normal conduct of its business.

5.17
Delivery of Instruments, etc.  Upon request by Wells Fargo, Borrower shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Borrower.

5.18
Sale or Transfer of Assets; Suspension of Business Operations.  Except as otherwise expressly permitted in Section 5.19, Borrower shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale or other disposition of Inventory or other non-material assets not constituting Accounts in the ordinary course of business and shall not liquidate, dissolve or suspend any material business operations.  Borrower shall not transfer any part of its ownership interest in any material Intellectual Property Rights and shall not permit its rights as licensee of material Licensed Intellectual Property to lapse, except that Borrower may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Borrower transfers any material Intellectual Property Rights for value, Borrower shall pay the Proceeds to Wells Fargo for application to the Indebtedness.  Borrower shall not license any other Person to use any of Borrower’s material Intellectual Property Rights, except that Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or other non-material assets not constituting Accounts or the provision of services to its customers.

5.19
Consolidation and Merger; Asset Acquisitions.  Borrower shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity, except consolidation or merger of any Subsidiary into another Subsidiary or into the Borrower is permitted, provided the surviving entity is a “Borrower” hereunder.

5.20
Sale and Leaseback.  Borrower shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Borrower shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21
Restrictions on Nature of Business.  Borrower will not engage in any line of business materially different from that presently engaged in by Borrower, and will not purchase, lease or otherwise acquire assets not related to its business.

5.22
Accounting.  Borrower will not adopt any material change in accounting principles except as required by GAAP, consistently applied.  Borrower will not change its fiscal year unless it has given Wells Fargo at least sixty (60) days prior written notice.

5.23	[Reserved]

5.24
Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Borrower nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.25
Place of Business; Name.  Borrower will not (i) transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises, (ii) permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest, or (iii) change its name or jurisdiction of organization, unless (a) Borrower provides Wells Fargo thirty (30) days prior written notice thereof, and (b) Borrower executes and delivers, prior to or simultaneously with any such actions, any and all documents and agreements required to maintain the perfection and priority of all security interests and liens granted by Wells Fargo hereunder.

5.26	Constituent Documents; Borrower will not amend its Constituent Documents in a manner adverse to Wells Fargo without Wells Fargo’s prior written consent.

5.27
Performance by Wells Fargo.  If Borrower fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, upon reasonable notice to Borrower, but need not, perform or observe them on behalf of Borrower and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Borrower shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.28
Wells Fargo Appointed as Borrower’s Attorney in Fact.  To facilitate Wells Fargo’s performance or observance of Borrower’s obligations under this Agreement, Borrower hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Borrower’s attorney in fact (which appointment is coupled with an interest), effective upon the occurrence of an Event of Default, with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Borrower any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Borrower in accordance with the terms of this Agreement.

5.29
Maintenance of Deposit and Securities Accounts at Wells Fargo. Borrower shall maintain each of its deposit accounts, securities accounts and other investment accounts with Wells Fargo; provided, however, that Borrower may maintain the accounts listed on Exhibit G hereto for up to sixty (60) days after the date of this Agreement provided that the amount on deposit in each particular account does not exceed the amount specified for such account on Exhibit G hereto; and provided, further that Borrower may maintain the CIT Collection Account for a period of ninety (90) days after the date of this Agreement.

6.	EVENTS OF DEFAULT AND REMEDIES

6.1	Events of Default. An “Event of Default” means any of the following:

(a)	Borrower fails to pay any the amount of any Indebtedness on the date that it becomes due and payable;

(b)
Borrower fails to (i) observe or perform  any covenant or agreement of Borrower set forth in Sections 5.1(a), (b) or (h), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.10, 5.15, 5.16, 5.18, 5.19, 5.20, 5.21, 5.22, 5.24 or 5.25, (ii) observe or perform any covenant or agreement of Borrower set forth in Section 5.1 (c) or (d) and such failure continues for a period of three (3) Business Days from the date of such failure; or (iii) observe or perform any covenant or agreement of Borrower set forth in this Agreement (other than a section that is expressly dealt with elsewhere in this Section 6.1 or in this Agreement) hereof  and such failure continues for a period of 15 days from the date of such failure;

(c)
An Overadvance arises and continues for a period of three (3) Business Days as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d)
An event of default or termination event (however defined) (after giving effect to any applicable grace or cure periods) occurs under any swap, derivative, foreign exchange, hedge or any similar transaction or arrangement entered into between Borrower and Wells Fargo;

(e)	A Change of Control shall occur;

(f)
Borrower becomes insolvent or admits in a Record an inability to pay debts as they mature, or Borrower makes an assignment for the benefit of creditors; or Borrower applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Borrower, or for any of their properties;

(g)
Borrower files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Borrower as debtor; or any such petition is instituted against Borrower; or Borrower institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Borrower; or any receiver, trustee or similar officer is appointed without the application or consent of Borrower provided that a proceeding instituted against Borrower or such appointment shall not constitute an Event of Default if such proceeding or appointment is dismissed, terminated or vacated within thirty (30) days of commencement;

(h)
Any representation or warranty made by Borrower in this Agreement, or by Borrower (or any of its Officers) in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)
A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $250,000 which is not insured or subject to indemnity, is entered against Borrower and which is unstayed for more than ten (10) Business Days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Borrower and such judgment, writ or warrant is not released or is unstayed for more than ten (10) Business Days;

(k)
Borrower is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Borrower, having a principal amount in excess of $250,000 that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired;

(l)
Borrower liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or unless permitted pursuant to Section 5.19 hereof, merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(m)	Borrower fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(n)
Any Director or Officer of Borrower is indicted for a felony offense under state or federal law, unless, with respect to felonies other than felonies involving fraud, such Director is removed from Borrower’s Board of Directors or such Officer’s employment with Borrower is terminated, in each case within one hundred twenty (120) days of the date of the related indictment, or Borrower hires an Officer or appoints a Director who has been convicted of any felony offense under state or federal law; and

(o)
Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Borrower gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Borrower or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Borrower to the Multiemployer Plan under Title IV of ERISA.

6.2	Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)	Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Borrower under the Master Agreement for Treasury Management Services;

(b)
Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives;

(c)	Wells Fargo may, without notice to Borrower, apply any money owing by Wells Fargo to Borrower to payment of the Indebtedness;

(d)
Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, proceeding with or without judicial process (without a prior hearing or notice of hearing, which Borrower hereby expressly waives) and sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Borrower will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)
Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement, including, without limitation, billing or invoicing any account debtor in respect of Borrower’s unbilled Accounts;

(f)
Borrower will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees under Sections 1.6(i) and 1.6(j) hereof or any other Loan Document for deposit to the Special Account pursuant to Section 1.10; and

(g)	Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3
Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Borrower’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS

7.1
No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Borrower to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Borrower in any circumstance shall entitle Borrower to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo shall comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2
Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and Borrower and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo and Borrower have agreed.

7.3
Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Borrower shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Borrower’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4	Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Notices, Requests and Communications.  (1) Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Borrower must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.  (2) Pursuant to Section 5.1, any information that Borrower is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record under the Loan Documents shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO® portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Borrower required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day in accordance with the terms of this Agreement.

(d)
Authentication of Borrower Information Records.  Borrower shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Borrower who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Borrower who prepared the Record by any file format signature that is reasonably acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO® portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Borrower may agree to under the CEO® agreement.

(e)
Certification of Borrower Information Records.  Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Borrower and each Officer or employee of Borrower who prepared and Authenticated the Record on behalf of Borrower, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)
Confidentiality of Borrower Information Records Sent by Unencrypted E-mail.  Borrower acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Borrower acknowledges that it may deliver Electronic Records containing Borrower information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Borrower, or through Wells Fargo’s CEO® portal file upload service without risk of unauthorized disclosure.

7.5	[Reserved].

7.6
Further Documents.  Borrower will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7
Costs and Expenses.  Borrower shall pay on demand all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8
Indemnity.  In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Borrower shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Borrower, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)
Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)
Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)
Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, to the extent any of the foregoing is related to or arising out of or in connection with the Loan Documents and/or the making of the Advances, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

(d)
If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, Wells Fargo shall promptly notify Borrower in writing, and upon the Indemnitee’s request, Borrower, or counsel designated by Borrower and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Borrower’s obligations under this Section shall survive the termination of this Agreement and the discharge of Borrower’s other obligations under this Agreement.

7.9
Retention of Borrower’s Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Borrower in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Borrower must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10
Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Borrower and Wells Fargo and their respective successors and assigns, except that Borrower shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Borrower waives and will not assert against any assignee any claims, defenses or set-offs which Borrower could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11
Confidentiality.  Wells Fargo agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, shall not be used for the purpose of competing with Borrower, and shall not be disclosed by Wells Fargo to Persons who are not parties to this Agreement, except (i)  to its accountants, lawyers, and other advisors, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo, who shall be advised of the confidential nature of such information; (ii) as may be required by statute, decision, or judicial or administrative order, rule or regulation; and (iii) as requested or required by any governmental authority pursuant to any subpoena or other legal process.

7.12
Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13	Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14
Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the Commonwealth of Massachusetts. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Boston, County of Suffolk,  Commonwealth of Massachusetts; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.15	Joint and Several Liability.

(a)
Borrower is defined collectively to include all Persons named as “Borrower” herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as Borrower herein.  Each Person so named shall be jointly and severally liable for all of the obligations of the other Persons named as “Borrower” under this Agreement and the other Loan Documents.  Each Borrower, individually, expressly understands, agrees and acknowledges that the Advances and Letters of Credit would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as Borrower herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower, individually, acknowledges that the benefit to each of the Persons named as Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Advances and/or Letters of Credit actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each Person named as Borrower herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as Borrower herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 6 of this Agreement are to be applied to each individual Person named as Borrower herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 6  of this Agreement as to any Person named as Borrower herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as Borrower or as to all such Persons taken as a whole.

(b)
Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the payment of the Indebtedness evidenced by the Loan Documents and the performance of the obligations pursuant to the Loan Documents (collectively, the “Obligations”) and the Liens granted by Borrower to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Wells Fargo and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any State, as in effect from time to time.

(c)
Wells Fargo is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of this Agreement, the Revolving Note, any Letter of Credit or any other Loan Document now or hereafter executed by any Borrower and delivered to Wells Fargo; (iii) accept partial payments of the Obligations; (iv) take and hold any collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such collateral; (v) after the occurrence and during the continuance of an Event of Default, apply any such collateral and direct the order or manner of sale thereof that Wells Fargo, in its sole discretion, may determine; and (vi) after the occurrence and during the continuance of an Event of Default, settle, release, compromise, collect or otherwise liquidate the Obligations and any collateral therefor in any manner, all surety defenses being hereby waived by each Borrower.

(d)
(1) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Wells Fargo with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Wells Fargo; (iii) failure by Wells Fargo to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Wells Fargo’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Wells Fargo’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(2) The Persons constituting Borrower hereby agree, as between themselves, that to the extent that Wells Fargo shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in a Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, after the occurrence and during the continuance of an Event of Default, no payment made by or for the account of a Borrower including, without limitation, a payment made by such Borrower on behalf of the liabilities of any other Borrower, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property.  The right of each Borrower to receive any contribution under this Section 7.15 or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 7.15  until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 7.15, the term “Recovery Amount” means the amount of proceeds received by or credited to Wells Fargo from the exercise of any remedy of Wells Fargo under this Agreement or the other Loan Documents, including, without limitation, the sale of any collateral.  As used in this Section 7.15, the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Persons constituting Borrower in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 7.15 or otherwise.

(3) Each Borrower agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances or other financial accommodations made by Wells Fargo to any Borrower, (ii) acceptance of the Loan Documents, (iii) any amendment or extension of the Revolving Note, any Letter of Credit, this Agreement or any other Loan Document, (iv) the execution and delivery by any Borrower and Wells Fargo, of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents, (v) the occurrence of (A) any breach by any Borrower of any of the terms or conditions of this Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Wells Fargo’s transfer or disposition of any collateral for the Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Obligations, (viii) protest, proof of non-payment or default by any Borrower, or (ix) any other action at any time taken or omitted by Wells Fargo and, generally, all demands and notices of every kind in connection with this Agreement, the Loan Documents, any documents or agreements evidencing, securing or relating to the Obligations.

(4) Subject to paragraph 7.15(d)(2) above, (a) for so long as any Obligation of any Borrower to Wells Fargo, including without limitation any portion of the Loans remains outstanding, Borrower hereby unconditionally and irrevocably waives, releases and abrogates, after the occurrence and during the continuance of an Event of Default, any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Wells Fargo), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any other Borrower for the payment of any or all of the Obligations for any payment made by any Borrower under or in connection with this Agreement or otherwise and (b) for so long as any portion of the Obligations remains outstanding, Borrower hereby unconditionally and irrevocably waives, releases and abrogates, after the occurrence and during the continuance of an Event of Default, any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Wells Fargo), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Borrower of any or all of the Obligations for any payment made by such Borrower under or in connection with this Agreement, the other Loan Documents, or otherwise.

(5) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Borrower hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

8.1

BORROWER AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAIING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

COMMAND SECURITY CORPORATION	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:

Its:	Its:

COMMAND SECURITY SERVICES, INC.

By:

Its:

STRATEGIC SECURITY SERVICES, INC.

By:

Its:

RODGERS POLICE PATROL, INC.

By:

Its:

BORROWER AND WELLS FARGO have executed this Agreement as a sealed instrument under the laws of the Commonwealth of Massachusetts through their authorized officers as of the date set forth above.

WELLS FARGO BANK, NATIONAL ASSOCIATION	COMMAND SECURITY CORPORATION

By:	By:

Its
Its Vice President
By:

Its

Wells Fargo Bank, National Association

MAC-
Fax: ______________________________
Attention: ______________________________
Fax: ______________________________	e-mail: _________________________________
Attention: Mr. John P. Nuzzo	Federal Employer Identification No.
e-mail: John.P.Nuzzo@wellsfargo.com
Organizational Identification No.

COMMAND SECURITY SERVICES, INC.

By:

Its

By:

Its

Fax: ______________________________
Attention: ______________________________
e-mail: _________________________________
Federal Employer Identification No.

Organizational Identification No.

STRATEGIC SECURITY SERVICES, INC.

By:

Its

By:

Its

Fax: ______________________________
Attention: ______________________________
e-mail: _________________________________
Federal Employer Identification No.

Organizational Identification No.

RODGERS POLICE PATROL, INC.

By:

Its

By:

Its

Fax: ______________________________
Attention: ______________________________
e-mail: _________________________________
Federal Employer Identification No.

Organizational Identification No.

REVOLVING NOTE

$20,000,000	February 12, 2009

FOR VALUE RECEIVED, the undersigned, COMMAND SECURITY CORPORATION, a New York corporation (“CSC”), COMMAND SECURITY SERVICES, INC., a New York corporation (“CSS”), STRATEGIC SECURITY SERVICES, INC., a California corporation (“SSS”) and RODGERS POLICE PATROL, INC., a California corporation (“RPP”; RPP, CSC, CSS and SSS, individually and collectively, jointly and severally, are referred to herein as  “Borrower”), hereby promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated February 12, 2009 (as amended from time to time, the “Agreement”) and entered into between Wells Fargo and Borrower, at Wells Fargo’s office at 300 Commercial Street, Boston, Massachusetts 02109, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000) or the aggregate unpaid principal amount of all Advances under the Line of Credit made by Wells Fargo to Borrower under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement.  Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Agreement.  This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note.  This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

Borrower has executed this Revolving Note as a sealed instrument under the laws of the Commonwealth of Massachusetts through its authorized officer as of the date set forth above

COMMAND SECURITY CORPORATION

By:
Name:
Its:

COMMAND SECURITY SERVICES, INC.

By:
Name:
Its:

STRATEGIC SECURITY SERVICES, INC.

By:
Name:
Its:

RODGERS POLICE PATROL, INC.

By:
Name:
Its:

A-2

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.4(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Borrower, including any Subsidiary of Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

 “Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Base Rate” means, for any day, a fluctuating rate equal to the highest of: (a) the Prime Rate in effect on such day and (b) a rate determined by Wells Fargo to be one and one-half percent (1.50%) above Daily Three Month LIBOR.

“Base Rate Advance” means an Advance bearing interest at the Base Rate.

“Book Net Worth” means the aggregate of the Owners’ equity in Borrower, determined in accordance with GAAP.

 “Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo deems necessary in its reasonable business judgment from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, or risks which adversely affect the assets, business or prospects of Borrower, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s reasonable judgment that any collateral report or financial information relating to Borrower and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are capitalized on Borrower’s balance sheet.

“CEO®” is defined in Section 5.1(c).

“Change of Control” means the occurrence of any of the following events:

(a)
Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Borrower on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the voting power of all classes of ownership of Borrower;

(b)
During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Borrower, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Borrower then in office.

“CIT” means The CIT Group/Business Credit, Inc.

 “CIT Collection Account” means account #304181153 maintained by The CIT Group/Business Credit, Inc. with JPMorgan Chase Bank, N.A.

“CIT Payoff Letter” means the letter agreement dated February 12, 2009 between Borrower, CIT and Wells Fargo, in the form attached hereto as Exhibit H.

 “Collateral” means all of Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Borrower that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Borrower, including all mail or e-mail addressed to Borrower; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Borrower has rights now or in the future. Collateral also includes Borrower’s commercial tort claim in respect of the action captioned Command Security Corporation, Plaintiff, vs. Gemini Security Services, LLC; William A. Casey; Simpson, Herbert & Associates d/b/a Gemini Security Services; an unincorporated association; Joseph L. Simpson, Jr. and Richard Herbert, Partners, d/b/a Simpson, Herbert & Associates; Joseph L. Simpson, Jr individually, and Richard Herbert, individually, Defendants filed in the Superior Court of New Jersey, Law Division, Union County, Docket No. UNN-L-1267-08.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable. ..

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between Borrower as applicant and Wells Fargo as issuer.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Current Maturities of Long Term Debt” means as of each fiscal quarter end, the amount of Borrower’s long-term debt and capitalized leases which become due during that quarterly period.

“Daily Three Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.

 “Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations and (ii) Interest Expense minus (iii) Unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.

“Default Period” is defined in Section 1.5(c).

“Default Rate” is defined in Section 1.5(c).

“Dilution” means, as of any date of determination, a percentage, based upon the prior six (6) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its reasonable discretion during this period, by (b) Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

 “Director” means a director if Borrower is a corporation, or a governor or manager if Borrower is a limited liability company.

 “Earnings Before Taxes” means pretax earnings from operations, excluding extraordinary gains, and extraordinary losses.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all Eligible Billed Accounts and Eligible Unbilled Accounts.

“Eligible Billed Accounts” means all unpaid Accounts of Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts that would otherwise qualify as Eligible Unbilled Accounts, and excluding any Accounts having any of the following characteristics:

(a)	That portion of Accounts unpaid 90 days or more after the invoice date;

(b)
That portion of Accounts related to goods or services with respect to which Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)
That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Borrower to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)
Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)
Accounts owed by any unit of government, whether foreign or domestic; provided that there shall be included (subject, for the avoidance of doubt, in each case, to Wells Fargo’s right at any time to deem any Account(s) ineligible in its sole discretion pursuant to paragraph (o) below) in Eligible Accounts (i) Accounts owed by units of U.S. state and local government unless the Borrower has failed to provide, following request by Wells Fargo, evidence satisfactory to Wells Fargo that (1) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (2) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws and (ii) accounts owed by the United States federal government or divisions thereof but only to the extent that the Borrower has complied with the Assignment of Claims Act of 1940 with respect to such Accounts;

(f)	Accounts denominated in any currency other than United States Dollars;

(g)	Accounts owed by an account debtor located outside the United States or Canada (other than Eligible Foreign Accounts);

(h)
Accounts owed by an account debtor (i) who is insolvent, (ii) who is the subject of bankruptcy proceedings (which Accounts Wells Fargo will consider on a case-by-case basis) or (iii) who has gone out of business;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Borrower;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo other than Permitted Liens;

(k)	Accounts which have been credited and re-billed or restructured, extended, amended or modified due to credit or collection considerations;

(l)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)
Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 20% of the aggregate amount of all Eligible Accounts provided that in the event Delta and Northwest merge or otherwise consolidate into one Person, the surviving Person of such merger or other consolidation may owe up to 25% of the aggregate amount of all Eligible Accounts;

(n)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if 33% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Foreign Accounts” means all unpaid Accounts from the Borrower which would otherwise qualify as Eligible Accounts (except for the fact that such Accounts are owed by an account debtor located outside the United States or Canada), provided that such Accounts are (i) billed by Borrower in the United States to an address maintained by the applicable account debtor in the United States, (ii) relate to services rendered to such account debtor in the United States, (iii) paid from a bank account maintained by such account debtor in the United States, and (iv) owed by an account debtor that is actively maintaining a presence and conducting a substantial business in the United States.

 “Eligible Unbilled Accounts” means all unpaid Accounts of Borrower arising from the performance of services by Borrower, net of any credits, that would otherwise qualify as Eligible Billed Accounts except invoices have not been rendered by Borrower to the account debtors of such Accounts, but excluding any Account for which an invoice has not been rendered to the account debtor within thirty (30) days of Borrower having performed the services giving rise to such Account.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Borrower and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Field Exams” is defined in Section 1.6(c).

 “Funds from Operations” means for a given period, the sum of (a) Net Income, (b) depreciation and amortization, (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in lifo reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

"Indebtedness" means any Loans, advances, extensions of credit, debts, obligations and/or liabilities of Borrower to Wells Fargo arising under this Agreement or any other Loan Document, whether now in existence or hereafter incurred, whether voluntary or involuntary, and whether due or not due, absolute or contingent, liquidated or unliquidated, and including without limitation all obligations arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement however described or defined that Borrower may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitee” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” is defined in Section 1.7(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Base Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to that date that falls the number of months afterward as selected by Borrower pursuant to Section 1.3A, during which period the outstanding principal amount of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)
If an Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(b)	No Interest Period applicable to an Advance may end later than the Maturity Date; and

(c)
In no event shall Lead Borrower select Interest Periods with respect to LIBOR Advances which would result in the payment of a LIBOR Advance breakage fee under this Agreement in order to make required principal payments.

“Interest Rate Reduction Effective Date” is defined in Section 1.5(a).

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“Key Persons” means Barry Regenstein, President and Chief Financial Officer, Edward S. Fleury, Chief Executive Officer, and Martin C. Blake, Jr., Chief Operating Officer of Borrower.

“Lead Borrower” is defined in Section 1.11.

L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

 “Letter of Credit” and “Letters of Credit” are each defined in Section 1.9(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)
"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference to it, on the first day of an Interest Period for delivery of funds on that date for a period of time approximately equal to the number of days in that Interest Period and in an amount approximately equal to the principal amount to which that Interest Period applies.  Borrower understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)
"LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” is defined in Section 1.5(a).

“LIBOR Advance Rate Applicable Margin” means two and three-quarters percent (2.75%) per annum, subject to the provisions of Section 1.5(a).

 “Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

 “Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Borrower now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement. Any documents or other agreements entered into between Borrower and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager Service” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Borrower.

“Material Adverse Effect” means any of the following:

(a)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Borrower;

(b)	A material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents; or

(c)
A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, excluding extraordinary losses and extraordinary gains and including any tax benefit, all as determined in accordance with GAAP.

“Obligation of Reimbursement” is defined in Section 1.9(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Borrower, an officer if Borrower is a corporation, a manager if Borrower is a limited liability company, or a partner if Borrower is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

"Overadvance" means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Borrower, each Person having legal or beneficial title to an ownership interest in Borrower.

 “Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Borrower and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo's base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Prime Rate Applicable Margin” means one and one-half percent (1.50%) per annum,  subject to the provisions of Section 1.5(a).

“Proceeds” shall have the meaning given it under the UCC.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Borrower to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Documents” means this Agreement, the Patent and Trademark Security Agreement, and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully described in Section 1.10.

 “Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Borrower as applicant and Wells Fargo as issuer.

 “Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

 “UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

 “Unfinanced Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are not capitalized on Borrower’s balance sheet.

“Unused Amount” is defined in Section 1.6(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have the following addresses, and are legally described as follows:

3180 University Avenue
Suite 110
San Diego, California 92104

1133 Route 55
Suite D
Lagrangeville, New York 12540

In the event of any conflict between the address and the legal description, the legal description shall control.

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo.  The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.           Loan Documents to be Executed by Borrower:

(1)           The Revolving Note.

(2)	The Credit and Security Agreement.

(3)
The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Borrower will subscribe to, including without limitation the Loan Manager Service Description, and the Lockbox and Collection Account Service Description, and Collection Account Service Description.

(4)           The Patent and Trademark Security Agreement.

(5)           A Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Borrower has requested that Wells Fargo issue.

B.	Loan Documents to be Executed by Third Parties:

(1)
Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s interest endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

(2)	Control agreements with each bank at which Borrower maintain deposit accounts other than Wells Fargo.

(3)           The  CIT Payoff Letter executed by Borrower and CIT.

(4)
A Landlord’s Disclaimer and Consent to each lease entered into by Borrower and that Landlord with respect to the Premises located at 3180 University Avenue, Suite 110, San Diego, California 92104 and 1133 Route 55, Suite D, Lagrangeville, New York 12540, pursuant to which the Landlord waives its Lien in any Collateral of Borrower located on the Premises.

C.	Documents Related to the Premises

(1)	Any leases pursuant to which Borrower is leasing the Premises from a lessor.

D.	Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)
Current searches of Borrower in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Borrower and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

E.	Constituent Documents:

(1)
The Certificate of Authority of Borrower, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Borrower is a party, (ii) an Incumbency Certificate containing the signatures of Borrower’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Borrower’s behalf, (iii) Borrower’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Borrower’s state of organization, certifying that Borrower is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Borrower’s secretary or assistant secretary certifying that the Certificate of Authority of Borrower is true, correct and complete.

(2)
Evidence that Borrower is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(3)	An Officer’s Certificate of an appropriate Officer of Borrower confirming, in his or her personal capacity, the representations and warranties set forth in this Agreement.

(5)	A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

(6)
An Opinion of Counsel issued by Borrower’s counsel and addressed to Wells Fargo, that opines that (a) Borrower is organized and in good standing in its state of organization; (b) Borrower is in good standing in each state in which it does business; (c) Borrower has the power to execute and deliver the Loan Documents and any other document or agreement described in or related to this Agreement, and to borrow money and perform in accordance with the terms of the Loan Documents, or any other document or agreement described in or related to this Agreement; (d) all corporate action and consent necessary to the validity of the Loan Documents and any other document or agreement described in or related to this Agreement has been obtained; (e) the Loan Documents and any other document or agreement described in or related to this Agreement, have been signed and are the valid and binding obligation of Borrower and enforceable in accordance with their terms; and (f) to the best of counsel's knowledge, the Loan Documents and any other document or agreement described in or related to this Agreement, and the transactions they contemplate do not conflict Borrower’s articles of incorporation or by-laws or any agreement binding upon Borrower or its properties.

F.           Miscellaneous Matters or Documents:

(1)
Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including all legal expenses incurred through the date of the closing of this Agreement.

(2)
Evidence that after making the initial Advance and satisfying all obligations owed to Borrower’s prior lender, paying all trade payables older than 60 days from invoice date, and paying all book overdrafts and closing costs, availability under the Line of Credit is not less than $2,000,000.

(3)
Any documents or other agreements entered into by Borrower and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to Borrower by Wells Fargo not already provided pursuant to the requirements of (A)-(F) above.

(4)	Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Wells Fargo as follows:

(a)
Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Borrower is a corporation organized, validly existing and in good standing under the laws of its state of incorporation and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary (excluding the jurisdictions set forth below in which the Borrower is not in good standing or the Borrower’s qualification to transact business in such jurisdictions is pending), except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During its existence, Borrower has done business solely under the names set forth below in addition to its correct legal name.  Borrower’s chief executive office and principal place of business is located at the address set forth below, and all of Borrower’s records relating to its business or the Collateral are kept at that location.  All of Borrower’s books and records relating to its Accounts are located at that location or at one of the other locations set forth below.  Borrower’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Borrower’s signature.

(i) Pending Jurisdictions

Command Security Corporation
Colorado - Pending
Washington, D.C. - Pending

(ii) Jurisdictions Not in Good Standing

None

(iii) Trade Names

Aviation Safeguards
CSC Security Services

Chief Executive Office / Principal Place of Business

P.O. Box 340
1133 Route 55, Suite D
Lagrangeville, New York 12540

(b)
Capitalization.  Borrower is a reporting company pursuant to the Securities Act of 1933, as amended, and its ownership interests are held by in excess of [100] holders.  According to Borrower’s Form 10-Q filed November 14, 2008, as of November 6, 2008, there were [10,757,216] shares of issued and outstanding common stock and [0] shares of issued and outstanding preferred stock of Borrower.  The Organizational Chart below shows the ownership structure of all Subsidiaries of Borrower.

Organizational Chart

See attached Exhibit D-2

(c)
Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Borrower of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Borrower’s Owners; (ii) require the authorization, consent or approval by, or registration, or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given on or prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) applicable to Borrower or of any order, writ, injunction, judgment or decree presently in effect having applicability to Borrower or of Borrower’s Constituent Documents; (iv) result in a breach of or constitute (with due notice or lapse of time or both) a default or event of default under any material agreement to which Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Borrower.

(d)
Legal Agreements.  This Agreement and the other Loan Documents to which Borrower is a party, and any other document or agreement contemplated hereby and thereby, when executed and delivered by Borrower, will constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)	Subsidiaries. Except as disclosed below, Borrower has no Subsidiaries.

Subsidiaries

Command Security Services, Inc.
Strategic Security Services, Inc.
Rodgers Police Patrol, Inc.

(f)
Financial Condition; No Adverse Change.  Borrower has furnished to Wells Fargo its audited financial statements for its fiscal year ended March 31, 2008 and unaudited financial statements for the fiscal-year-to-date period ended September 30, 2008 and those statements fairly present in all material respects Borrower’s financial condition as of those dates and the results of Borrower’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no Material Adverse Effect in Borrower’s business, properties or condition (financial or otherwise).

(g)
Litigation.  There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries or the properties of Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Borrower or any of its Subsidiaries, would result in a final judgment or judgments against Borrower or any of its Subsidiaries in an amount in excess of $250,000 (excluding judgments which are fully insured, bonded or subject to an indemnity in favor of Borrower), apart from those matters specifically disclosed below.

Litigation Matters in Excess of $250,000

None

(h)	Intellectual Property Rights.

(i)           Owned Intellectual Property.  Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights and licenses that are material to the conduct of its business as currently conducted, and set forth below is a complete list of all material patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Borrower is the owner of record or is an exclusive licensee (the “Owned Intellectual Property”). Except as set forth in any Record, copies of which have been given to Wells Fargo or where the failure of any of the following to be true would not have a Material Adverse Effect, (A) Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Borrower or otherwise, (B) to Borrower’s knowledge, no Person other than Borrower owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)           Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Borrower is obligated to make with respect thereto.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by Borrower or otherwise, except where failure of the foregoing to be true would not have a Material Adverse Effect.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Borrower is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights, where the failure to pay such payments would have a Material Adverse Effect.

(iii)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Borrower’s business as it is presently conducted or as Borrower reasonably foresees conducting it, the loss of which would have a Material Adverse Effect.

(iv)           Infringement.  Except as disclosed below, Borrower has no knowledge of, and has not received notice in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Borrower must license or refrain from using the Intellectual Property Rights of any Person) nor, to Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim, which would have a Material Adverse Effect.

Intellectual Property Disclosures

(i) Command Security Corporation Logo – Registration No. 1823346

Smart Wheel (words only) – Registration No. 3287575

(ii) None

(iii) None

(iv) None

(i)
Taxes.  Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Borrower and its Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of Borrower or any Subsidiary, as the case may be, are required to be filed, and Borrower and its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due, unless such taxes are being diligently contested in good faith by Borrower by appropriate proceedings and adequate reserves are established in accordance with GAAP.

(j)
Titles and Liens.  Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  To Borrower’s knowledge, no financing statement naming Borrower as debtor is on file in any office except to perfect only Permitted Liens.

(k)
No Defaults.  Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition, properties or operations .

(l)
Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Borrower in connection with Borrower’s request for the credit facilities contemplated hereby (x) is, with respect to information other than projections, valuations or pro forma financial statements, (i) true and correct in all material respects, and (ii) does not omit any material fact that would cause such information to be materially misleading, and (y) as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

(m)
Financing Statements.  Borrower has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements in the offices where such financing statements are filed.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)
Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument, except for disputes and other matters arising in the ordinary course of business.

(o)           Employee Benefit Plans.

(i)       Maintenance and Contributions to Plans.  Except as disclosed below, neither Borrower nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)      Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, neither Borrower nor any ERISA Affiliate has (A) knowledge that Borrower or the ERISA Affiliate is not in compliance in all material respects with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) during the six year period ending on the date of this Agreement, sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)     Funding Deficiencies and Other Liabilities.  Neither Borrower nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans

(i) None

(ii) None

(p)           Environmental Matters.

(i)       Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Borrower or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)      Disposal of Hazardous Substances.  Except as disclosed below, Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)     Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(iv)     Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Borrower (A) conducts its business at all times in compliance with applicable Environmental Law, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)      Status of Premises.  To Borrower’s knowledge, except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database, except where such denial could reasonably be expected to have a Material Adverse Effect.

Environmental Matters

(i) None

(ii) None

(iii) None

(iv) None

(v) None

(p)           Labor Relations.  Except as described below, neither Borrower nor any Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement (collectively, the “Labor Agreements”).  There are no material grievances, disputes or controversies with any union or other organization of Borrower's or Subsidiary's employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

Labor Agreements

None